Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
SEPTEMBER 30, 2005

La Jolla, California (November 2, 2005) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended September 30, 2005, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $6.3 million or $1.06 per diluted share compared to $5.5 million or $0.86 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski noted: "I am encouraged by our quarterly results, which have improved each quarter this year. The expansion of our national lending platform continues to gain momentum and our loan portfolio has grown by 40% during the year. These accomplishments are a tribute to our loan production team and their resilience to the current competitive market conditions." The Bank has 20 loan production offices outside of the state of California and a total of 27 loan production offices operating as of September 30, 2005.

Net interest income before provision for loan losses increased 18.4 percent to $23.8 million for the quarter ended September 30, 2005, compared to $20.1 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the quarter ended September 30, 2004. This increase was partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $1.5 million for the quarter ended September 30, 2005, compared to $1.1 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of September 30, 2005 and 2004, respectively.

General and administrative expenses increased to $12.0 million during the current quarter, compared to $9.9 million for the quarter ended September 30, 2004. The increase in general and administrative expenses was caused by the additional overhead expenses incurred resulting from the national expansion of our loan production platform as compared to the same period last year. Our efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) improved to 49.2 percent for the quarter ended September 30, 2005, as compared to 49.5 percent for the same period last year.

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2005

Loan production was $382.3 million for the quarter ended September 30, 2005, compared to $231.5 million for the same period last year. During the current quarter, the Bank originated $153.4 million of commercial real estate loans, $83.0 million of small balance multi-family real estate loans, $17.4 million of entertainment finance loans, and its wholesale loan operations acquired a $128.5 million single-family residential loan portfolio. This acquisition, which met the Bank's investment criteria, is not expected to be a recurring activity of the wholesale loan operations. Loan production for the same period last year consisted of the origination of $139.6 million of commercial real estate loans, $59.8 million of small balance multi-family real estate loans, $27.3 million of entertainment finance loans and $4.8 million of franchise loans. During the current quarter, the Company continued to deemphasize its franchise lending platform as it primarily focuses on its commercial real estate and multi-family real estate loan production. Haligowski commented that: "As a result of our national expansion, the overall geographic diversification our portfolio has grown, and the production contributions from our offices located outside of California have continued to increase. During the quarter, over 10% of our commercial real estate loan production and 65% of our multi-family loan production were generated by these offices."

Net income for the nine months ended September 30, 2005 decreased to $17.8 million or $2.96 per diluted share, compared to $24.9 million or $3.80 per diluted share for the same period last year. The decrease was primarily caused by a decline in interest and fee income earned in connection with the Bank's refund anticipation loan (RAL) program, which terminated at the conclusion of the 2004 tax season. Despite the termination of the RAL program, net interest income before provision for loan losses increased 8.4 percent to $67.7 million for the nine months ended September 30, 2005, compared to $62.4 million for the same period last year. This increase was due to the growth in the average balance of our loan portfolio, a decrease in the average balance of low yielding short-term and overnight investments, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the same period last year. The decline in the average balance of short-term and overnight investment securities was a result of the termination of the RAL program, which generated a substantial level of liquidity during the quarter ended March 31, 2004. The Bank invested this additional liquidity in short-term and overnight investments, which earned a lower yield than the Bank earns on its current investment portfolio. The increase in net interest income was partially offset by the additional interest expense incurred due to the growth in the average balance of our interest bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

Non-interest income was $1.0 million for the nine months ended September 30, 2005, compared to $14.3 million for the same period last year. During the nine months ended September 30, 2004, non-interest income consisted of fee income earned in connection with the RAL program consisting of $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees.

The provision for loan losses was $3.8 million for the nine months ended September 30, 2005, compared to $3.5 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of September 30, 2005 and 2004, respectively.

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2005

General and administrative expenses increased to $34.3 million for the nine months ended September 30, 2005, compared to $31.7 million for the same period last year. As discussed above, the increase in general and administrative expenses was caused by the additional overhead expenses incurred in connection with the national expansion of our loan production platform over the same period last year. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 49.9 percent for the nine months ended September 30, 2005, compared to 41.4 percent for the same period last year. The variance in our efficiency ratio is primarily due to the decline in net revenue earned as a result of the termination of the RAL program.

Loan production was $1.3 billion for the nine months ended September 30, 2005, compared to $644.7 million for the same period last year. During the current nine month period, the Bank originated $339.8 million of commercial real estate loans, $232.5 million of small balance multi-family real estate loans, $64.4 million of entertainment finance loans, $2.4 million of franchise loans, and its wholesale loan operations acquired $621.6 million of small balance multi-family and single-family real estate loans. Loan production for the same period last year consisted of $375.7 million of commercial real estate loans, $153.7 million of small balance multi-family real estate loans, $69.2 million of entertainment finance loans and $46.1 million of franchise loans.

Total assets increased $676.8 million to $3.0 billion at September 30, 2005, compared to $2.3 billion at December 31, 2004. The increase in total assets was primarily due to a $711.0 million increase in our loan portfolio, partially offset by a $31.4 million reduction in cash and cash equivalents and a $44.1 million decline in investment securities held-to-maturity.

At September 30, 2005, nonperforming assets totaled $22.4 million or 0.75 percent of total assets as compared to $14.7 million or 0.63 percent as of December 31, 2004. The increase was primarily attributable to the migration of a single lending relationship to nonperforming status. Despite this increase, nonperforming assets as a percentage of total assets is significantly below our average for the past five years of approximately 1.05 percent. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at September 30, 2005, was 172.2 percent as compared to 242.2 percent at December 31, 2004.

The allowance for loan losses as a percentage of our total loans was 1.5 percent at September 30, 2005, as compared to 1.9 percent at December 31, 2004. The decrease in this percentage primarily reflects the decline in our overall risk profile due to a broader geographic diversification of our real estate loan portfolio resulting from the higher concentration of non-California small balance multi-family loans as a percentage of our total loan portfolio. During the quarter ended September 30, 2005, we had net charge-offs of $241,000, compared to net charge-offs of $2.3 million for the same period last year.

At September 30, 2005, shareholders' equity totaled $199.8 million or 6.7 percent of total assets. For the third quarter of 2005, we repurchased 116,410 shares at an average price of $53.23 per share. For the nine months ended September 30, 2005, we repurchased 383,108 shares at an average price of $52.60. Since beginning share repurchases in April 1997, a total of 3,252,610 shares were repurchased returning approximately $87.4 million of capital to our shareholders at an average price of $26.87 per share. Through our stock repurchase program, over 100 percent of the contributed capital from our initial and secondary stock offerings has been returned to shareholders. The Company's book value per share of common stock was $36.91 as of September 30, 2005, an increase of 5.2 percent and 6.6 percent, respectively, from $35.09 per share as of December 31, 2004 and $34.62 per share as of September 30, 2004.

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ITLA Capital Corporation reports earnings
For the quarter ended September 30, 2005

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2005 of 8.31 percent, 10.11 percent and 11.36 percent, respectively, which represents $96.0 million, $97.9 million and $32.5 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2005 of 8.90 percent, 10.82 percent, and 12.83 percent, respectively, which represents $114.9 million, $116.9 million and $68.7 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "The third quarter continued to reflect the progress achieved in our national expansion. During the quarter, we opened our east coast headquarters in New York's Times Square. This office will be managing and supporting our eastern seaboard commercial real estate lending efforts. Also, I'm encouraged by our ability to effectively deploy our excess capital, which has contributed to the growth in net interest income and earnings per share; however, near-term and future loan production could be adversely impacted by continued competition and a flattening yield curve, as we maintain our pricing and credit disciplines."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 27 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.itlacapital.com

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (unaudited)	December 31, 2004
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 56,224	$ 87,580
Investment securities available for sale, at fair value	92,255	66,845
Investment securities held-to-maturity, at amortized cost	251,889	296,028
Stock in Federal Home Loan Bank	35,309	23,200
Loans, net (net of allowance for loan losses of $38,661 and
$35,483 as of September 30, 2005 and December 31, 2004, respectively)	2,504,777	1,793,815
Interest receivable	14,976	10,695
Other real estate owned, net	-	-
Premises and equipment, net	6,774	6,645
Deferred income taxes	10,617	10,468
Goodwill	3,118	3,118
Other assets	18,930	19,677
Total assets	$ 2,994,869	$ 2,318,071
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 1,841,737	$ 1,432,032
Federal Home Loan Bank advances and other borrowings	843,056	584,224
Accounts payable and other liabilities	23,685	20,491
Junior subordinated debentures	86,600	86,600
Total liabilities	2,795,078	2,123,347
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,949,898 and 8,703,894 issued as of September 30, 2005
and December 31, 2004, respectively	77,019	69,327
Retained earnings	213,790	196,032
Accumulated other comprehensive (loss) income, net	(155)	78
	290,654	265,437
Less treasury stock, at cost - 3,537,398 and 3,154,290 shares
as of September 30, 2005 and December 31, 2004, respectively	(90,863)	(70,713)
Total shareholders' equity	199,791	194,724
Total liabilities and shareholders' equity	$ 2,994,869	$ 2,318,071

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 44,278	$ 28,526	$ 113,399	$ 85,386
Cash and investment securities	4,552	2,152	13,863	5,563
Total interest income	48,830	30,678	127,262	90,949
Interest expense:
Deposit accounts	15,527	6,632	36,922	19,631
Federal Home Loan Bank advances and other borrowings	7,634	2,343	17,366	4,319
Junior subordinated debentures	1,830	1,569	5,264	4,559
Total interest expense	24,991	10,544	59,552	28,509
Net interest income before provision for loan losses	23,839	20,134	67,710	62,440
Provision for loan losses	1,500	1,100	3,750	3,450
Net interest income after provision for loan losses	22,339	19,034	63,960	58,990
Non-interest income:
Premium on sale of loans, net	-	-	-	9,284
Late and collection fees	181	74	384	259
Other	304	(239)	590	4,731
Total non-interest income	485	(165)	974	14,274
Non-interest expense:
Compensation and benefits	5,048	4,938	16,315	16,540
Occupancy and equipment	1,980	1,471	5,381	4,321
Other	4,945	3,472	12,576	10,860
Total general and administrative	11,973	9,881	34,272	31,721
Real estate owned expense, net	-	32	-	113
Provision for losses on other real estate owned	-	-	-	1,000
Gain on sale of other real estate owned, net	-	(61)	(11)	(415)
Total real estate owned expense, net	-	(29)	(11)	698
Total non-interest expense	11,973	9,852	34,261	32,419
Income before provision for income taxes	10,851	9,017	30,673	40,845
Provision for income taxes	4,583	3,519	12,915	15,933
NET INCOME	$ 6,268	$ 5,498	$ 17,758	$ 24,912
BASIC EARNINGS PER SHARE	$ 1.09	$ 0.91	$ 3.08	$ 4.04
DILUTED EARNINGS PER SHARE	$ 1.06	$ 0.86	$ 2.96	$ 3.80
END